Investor Relations
Kurt Svendsen
Director, Investor and Public Relations
(952) 887-8630, invest@toro.com

Media Relations
Branden Happel
Manager, Public Relations
(952) 887-8930, pr@toro.com

For Immediate Release

The Toro Company Reports Fiscal 2010 Full Year Results

•	Quarterly sales increased 17 percent; sales for the year grew 11 percent to $1.7 billion with double-digit growth in both Professional and Residential segments
•	Net earnings per share for the full year increased 61 percent to $2.79
•	Average net working capital as a percentage of sales driven down to 14 percent as a result of company initiative
•	Increased quarterly cash dividend to $0.20 per share and authorized the repurchase of 3 million additional shares, as announced last week
•	Company to develop new manufacturing plant in Eastern Europe to serve growing demands for precision irrigation in agriculture

BLOOMINGTON, Minn. (December 7, 2010) – The Toro Company (NYSE: TTC) today reported net earnings of $93.2 million, or $2.79 per share, on net sales of $1,690.4 million for its fiscal year ended October 31, 2010.  In the fiscal 2009, the company delivered net earnings of $62.8 million, or $1.73 per share, on net sales of $1,523.4 million.

For the fourth quarter, Toro reported net earnings of $3.2 million, or $0.10 per share, on net sales of $337.3 million.  In the comparable fiscal 2009 period, the company reported a net loss of $0.5 million, or $0.02 per share, on net sales $288.6 million.

“For Toro, it was a year marked by many successes and a return to change in the right direction,” said Michael J. Hoffman, Toro’s chairman and chief executive officer.  “Investments we made during the downturn, along with renewed strength in our end markets, particularly worldwide golf and landscape contractor, have our revenues and profits growing once again.  New product innovation was a key contributor to our growth, helping increase penetration in key categories.  I am very appreciative of our team’s performance and what they collectively achieved this year.

“I am also pleased to announce that we are moving forward with a new manufacturing plant in Eastern Europe to serve increasing demands for precision irrigation in agriculture in that region.  The move will put Toro closer to this growing market as micro irrigation becomes both a larger part of our business and of irrigated agriculture around the world due to its more efficient use of water.”

On another positive note, the company reached its strategic goal of driving 12-month average net working capital as a percentage of sales down “into the teens” in the second quarter, and made measurable progress throughout the year finishing just under 14 percent at fiscal year end.  This marks an improvement of more than 50 percent from when the initiative was announced in early 2007 and Toro had roughly 30 percent of sales tied up in working capital.  The company expects working capital levels to continue in the mid-teens.

SEGMENT RESULTS

Professional

•
Professional segment net sales for fiscal 2010 totaled $1,085.5 million, up 12.4 percent from last year.  Sales across all professional businesses increased for both the quarter and the year.  Worldwide orders for golf equipment and precision irrigation systems accelerated due to increased capital spending, new golf projects in Asia, and the successful introduction of several product innovations.  Overall shipments for landscape maintenance equipment saw solid growth on acceptance for new products, while both micro and residential and commercial irrigation sales were higher due to increased global demand for precision irrigation solutions.  For the fourth quarter, professional segment net sales were $205.2 million, up 24.1 percent compared with the same period last year.

•
Professional segment earnings for fiscal 2010 totaled $173.8 million, up $46.1 million from last year.  For the fourth quarter, professional segment earnings were $17.7 million, up $16.5 million compared with the same period last year.

Residential

•
Residential segment net sales for fiscal 2010 totaled $589.7 million, up 10.7 percent from last year.   Riding products posted strong gains fueled by expanded placement for Toro’s competitively priced TimeCutter® zero-turn mowers and continued strong demand for TITAN® zero-turn mowers.  Snow shipments were higher, benefiting from lean field inventory levels entering the season and positive customer acceptance for Toro’s new redesigned line of snow throwers.  For the fourth quarter, residential segment net sales were $127.1 million, up 9.6 percent compared with the same period last year.

•
Residential segment earnings for fiscal 2010 totaled $58 million, up $11.6 million from last year.  For the fourth quarter, residential segment earnings were $8.8 million, down $5.5 million compared with the same period last year.

REVIEW OF OPERATIONS

Gross margin for fiscal 2010 improved 60 basis points to 34.1 percent compared to last year, driven mostly by favorable product mix and lower manufacturing costs.  For the fourth quarter, gross margin decreased 100 basis points to 32.9 percent compared with the same period last year.  The decline for the quarter was primarily due to higher commodity costs.

Selling, general and administrative (SG&A) expense for fiscal 2010 was up $29.3 million, or 7.4 percent from last year, but declined as a percent of sales to 25.1 percent from 26 percent.  For the fourth quarter, SG&A expense increased $10.6 million, or 11.2 percent from the same period last year, but decreased as a percent of sales to 31.3 percent compared with 32.9 percent.  In both periods, SG&A expense was up primarily due to higher employee incentive expense related to the company’s significantly improved financial performance.

Other income for fiscal 2010 was $7.1 million, up $8.9 million from last year.  The increase was due to expenses incurred last year for several legal matters and income this year from the investment in Red Iron Acceptance, the company’s channel financing joint venture.

Interest expense for fiscal 2010 was $17.1 million, down 2.6 percent compared with last year.  For the fourth quarter, interest expense was even with the same period last year at $4.4 million.

The effective tax rate for fiscal 2010 was 34 percent compared with 34.4 percent last year.  The slight decrease was primarily the result of a valuation allowance last year related to foreign subsidiaries.

Accounts receivable at the end of fiscal 2010 totaled $142.9 million, down slightly from last year on a sales increase of 11 percent.  Net inventories for the year were $194.4 million, up 10.3 percent from last year.  Trade payables were $125.1 million, up 37.4 percent from last year, driven by the implementation of a new supply chain finance initiative.

Resulting from strong earnings growth and working capital benefits, the company’s cash flow from operations for the year totaled $193.5 million compared with $251.5 million last year.  With a focus on returning value to shareholders, the company reported last week that its board of directors raised its regular quarterly cash dividend to $0.20 per share from its previous quarterly dividend rate of $0.18 per share. The board also authorized the repurchase of 3 million shares of common stock, in addition to the 1.3 million shares remaining under the prior authorization. For the year, the company repurchased $136 million of company stock.

BUSINESS OUTLOOK

“We are encouraged with the improving health of our business and prospects for the future,” said Hoffman.  “Our extensive lineup of innovative new products and enduring focus on the customer have our strong brands competitively positioned to capitalize on the recovery in our markets.  We expect growth to come from a number of areas including international new golf development, the residential shift to zero-turn mowers, and continued momentum for precision irrigation solutions and landscape contractor equipment.”

The company currently expects fiscal 2011 net earnings to be about $3.20 per share on a revenue increase of about 5 percent.  For its seasonally smaller fiscal first quarter, the company expects to report net earnings of about $0.40 per share.

Non-GAAP Financial Measure
The company’s long-term asset management goal was to reduce average net working capital as a percent of net sales below 20 percent, or “into the teens.”  The company defines net working capital as accounts receivable plus inventory less trade payables.

About The Toro Company
The Toro Company is a leading worldwide provider of outdoor maintenance equipment and beautification products to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties, and agricultural fields.

LIVE CONFERENCE CALL
December 7, 10:00 a.m. CDT
www.thetorocompany.com/invest

The Toro Company will conduct a conference call and webcast for investors beginning at 10:00 a.m. Central Time (CDT) on December 7, 2010.  The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest.  Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor
Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties that may affect the company’s operating results or overall financial position at the present include: slow or negative growth rates in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; drug cartel-related violence, which may disrupt our production activities and maquiladora operations based in Juarez, Mexico; fluctuations in the cost and availability of raw materials, including steel, resins and other commodities; fluctuating fuel and other costs of transportation; the impact of abnormal weather patterns, natural disasters and global pandemics; the level of growth or contraction in our key markets; government and municipal revenue, budget and spending levels, which may negatively impact our grounds maintenance equipment business in the event of reduced tax revenues and tighter government budgets; dependence on The Home Depot as a customer for the residential segment; elimination of shelf space for our products at retailers; inventory adjustments or changes in purchasing patterns by our customers; market acceptance of existing and new products; increased competition; our increased dependence on international sales and the risks attendant to international operations; credit availability and terms, interest rates and currency movements including, in particular, our exposure to foreign currency risk; our relationships with our distribution channel partners, including the financial viability of distributors and dealers; our ability to successfully achieve our plans for and integrate acquisitions and manage alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; unforeseen product quality or other problems in the development, production and usage of new and existing products; loss of or changes in executive management or key employees; ability of management to manage around unplanned events; our reliance on our intellectual property rights and the absence of infringement of the intellectual property rights of others;  the occurrence of litigation or claims, including the previously disclosed pending settlement of the litigation against the company and other defendants that challenges the horsepower ratings of lawnmowers, which, if the settlement does not become final, the company is currently unable to assess whether the litigation would have a material adverse effect on the company’s annual consolidated operating results or financial condition, although an adverse result might be material to operating results in a particular reporting period.  In addition to the factors set forth in this paragraph, market, economic, financial, competitive, legislative, governmental, weather, production and other factors identified in Toro's quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Loss) (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Fiscal Years Ended
	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009
Net sales	$337,311	$288,564	$1,690,378	$1,523,447
Gross profit	110,955	97,692	576,391	510,975
Gross profit percent	32.9%	33.9%	34.1%	33.5%
Selling, general, and administrative expense	105,413	94,807	425,125	395,778
Earnings from operations	5,542	2,885	151,266	115,197
Interest expense	(4,354)	(4,371)	(17,113)	(17,578)
Other income (expense), net	2,910	(106)	7,115	(1,831)
Earnings (loss) before income taxes	4,098	(1,592)	141,268	95,788
Provision (benefit) for income taxes	854	(1,060)	48,031	32,951
Net earnings (loss)	$3,244	$(532)	$93,237	$62,837

Basic net earnings (loss) per share	$0.10	$(0.02)	$2.83	$1.76

Diluted net earnings (loss) per share	$0.10	$(0.02)	$2.79	$1.73

Weighted average number of shares of common stock outstanding – Basic	31,758	34,423	32,982	35,788

Weighted average number of shares of common stock outstanding – Diluted	32,280	34,423	33,437	36,240

THE TORO COMPANY AND SUBSIDIARIES
Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Fiscal Years Ended
Segment Net Sales	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009
Professional	$205,205	$165,305	$1,085,457	$965,935
Residential	127,064	115,945	589,677	532,707
Other	5,042	7,314	15,244	24,805
Total *	$337,311	$288,564	$1,690,378	$1,523,447

* Includes international sales of	$110,034	$98,190	$537,588	$487,194

	Three Months Ended		Fiscal Years Ended
Segment Earnings (Loss) Before Income Taxes	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009
Professional	$17,658	$1,185	$173,752	$127,609
Residential	8,766	14,229	57,956	46,351
Other	(22,326)	(17,006)	(90,440)	(78,172)
Total	$4,098	$(1,592)	$141,268	$95,788

Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	October 31, 2010	October 31, 2009
ASSETS
Cash and cash equivalents	$177,366	$187,773
Receivables, net	142,901	143,709
Inventories, net	194,402	176,275
Prepaid expenses and other current assets	10,766	14,914
Deferred income taxes	59,538	59,467
Total current assets	584,973	582,138

Property, plant, and equipment, net	173,407	166,716
Deferred income taxes	842	3,585
Goodwill and other assets, net	126,400	120,243
Total assets	$885,622	$872,682

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$1,970	$3,765
Short-term debt	1,034	4,529
Accounts payable	125,138	91,074
Accrued liabilities	240,141	217,433
Total current liabilities	368,283	316,801

Long-term debt, less current portion	223,578	225,046
Deferred revenue	10,944	8,510
Other long-term liabilities	7,007	7,113
Stockholders’ equity	275,810	315,212
Total liabilities and stockholders’ equity	$885,622	$872,682

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Fiscal Years Ended
	October 31, 2010	October 31, 2009
Cash flows from operating activities:
Net earnings	$93,237	$62,837
Adjustments to reconcile net earnings to net cash provided by operating activities:
Equity (income) losses from affiliates	(2,599)	136
Provision for depreciation and amortization	45,011	44,535
Gain on disposal of property, plant, and equipment	(85)	(18)
Stock-based compensation expense	6,442	4,116
Decrease in deferred income taxes	2,940	4,691
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables, net	(80)	126,721
Inventories, net	(9,920)	40,036
Prepaid expenses and other assets	3,056	(4,360)
Accounts payable, accrued liabilities, deferred revenue, and other long-term liabilities	55,505	(27,224)
Net cash provided by operating activities	193,507	251,470

Cash flows from investing activities:
Purchases of property, plant, and equipment	(48,699)	(37,939)
Proceeds from asset disposals	574	208
Increase in investments in affiliates	(3,659)	(3,811)
Decrease in other assets	635	1,982
Acquisitions, net of cash acquired	(9,657)	(6,400)
Net cash used in investing activities	(60,806)	(45,960)

Cash flows from financing activities:
Increase (decrease) in short-term debt	776	(2,326)
Repayments of long-term debt, net of costs	(3,646)	(3,422)
Excess tax benefits from stock-based awards	3,396	7,403
Proceeds from exercise of stock options	16,680	13,726
Purchases of Toro common stock	(135,777)	(115,283)
Dividends paid on Toro common stock	(23,721)	(21,403)
Net cash used in financing activities	(142,292)	(121,305)

Effect of exchange rates on cash	(816)	4,209

Net (decrease) increase in cash and cash equivalents	(10,407)	88,414
Cash and cash equivalents as of the beginning of the fiscal year	187,773	99,359

Cash and cash equivalents as of the end of the fiscal year	$177,366	$187,773

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